APPENDIX A

List of Funds

Effective September 20, 2011

Dunham Corporate/Government Bond Fund

Dunham High-Yield Bond Fund

Dunham Monthly Distribution Fund

Dunham Appreciation & Income Fund

Dunham Large Cap Value Fund

Dunham Real Estate Stock Fund

Dunham International Stock Fund

Dunham Small Cap Value Fund

Dunham Large Cap Growth Fund

Dunham Small Cap Growth Fund

Dunham Emerging Markets Stock Fund

Dunham Loss Averse Growth Fund

Dunham Focused Large Cap Growth Fund

The parties hereto agree that effective September 20, 2011, this Appendix A shall supersede and replace the existing Appendix A to the Consulting Agreement dated January 1, 2010.

DUNHAM FUNDS	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

/s/ Jeffrey A. Dunham	/s/ Michael J. Wagner
By: Jeffrey A. Dunham	By: Michael J. Wagner
President	President